Exhibit 99.7

ISDA®

International Swaps Dealers Association, Inc.

SCHEDULE

to the

Master Agreement

dated as of 14, July, 2014

between NATIONAL BANK OF CANADA	PAN ATLANTIC BANK AND TRUST LIMITED

(“Party A”)	(“Party B”)

established as a bank under the laws of Canada	established as a Corporation under the laws of Barbados

Part 1.	Termination Provisions.

(a)	“Specified Entity” means in relation to Party A for the purpose of:

Section 5(a)(v), Not Applicable

Section 5(a)(vi), Not Applicable

Section 5(a)(vii), Not Applicable
Section 5(b)(iv), Not Applicable

and in relation to Party B for the purpose of:

Section 5(a)(v), Not Applicable,

Section 5(a)(vi), Not Applicable

Section 5(a)(vii), Not Applicable
Section 5(b)(iv), Not Applicable

(b)	“Specified Transaction” will have the meaning specified in Section 14 of this Agreement.

(c)	The “Cross-Default” provisions of Section 5(a)(vi) will apply to Party A and will apply to Party B but shall exclude any default that results solely from wire transfer difficulties or an error or omission of an administrative or operational nature (so long as sufficient funds are available to the relevant party on the relevant date), but only if payment is made within three Business Days after such transfer difficulties have been corrected or the error or omission has been discovered.

“Specified Indebtedness” will have the meaning specified in Section 14 of this Agreement; provided, however, with respect to either party, Specified Indebtedness shall not include deposits received in the ordinary course of such party’s banking business.

“Threshold Amount” means with respect to Party A, means 2% of its Shareholders’ Equity and with respect to Party B means 3% of its Shareholders’ Equity, or its equivalent in any other currency.

“Shareholders’ Equity” means with respect to an entity, at any time, the sum (as shown in the most recent annual audited financial statements of such entity) of (i) its capital stock (including preferred stock) outstanding, taken at par value, (ii) its capital surplus and (iii) its retained earnings, minus (iv) treasury stock, each to be determined in accordance with generally accepted accounting principles.

(d)	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will apply to Party A and will apply to Party B provided that the foregoing shall not apply, and it shall not constitute a Termination Event under Section 5(b)(iv) with respect, to any transaction under which Party B consolidates or amalgamates with, or merges with or into, or transfers all or substantially all of its assets to, any person, corporation (with or without share capital and whether or not limited), partnership, limited partnership, limited liability company, joint venture, trust, unincorporated association or any other entity, organization or association, in any case directly or indirectly beneficially owned, controlled, either at law or in fact, or managed, by Albert Friedberg or any person who is or was at any time in any way related to, or a member of, the family of Albert Friedberg.

(e)	The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A and Party B; provided, however, that where there is an Event of Default under Section 5 (a)(vii) (1), (3), (4), (5), (6) or, to the extent analogous thereto, (8), and the Defaulting Party is governed by a system of law that would not otherwise permit termination to take place, then the Automatic Early Termination provisions of Sections 6(a) will apply.

(f)	Payments on Early Termination. For the purpose of Section 6(e) of this Agreement:

i)	Market Quotation will apply.

ii)	The Second Method will apply.

(g)	“Termination Currency” shall mean United States dollars.

(h)	Additional Termination Event will not apply.

Part 2.	Tax Representations.

(a)	Payer Representations. For the purpose of Section 3(e) of this Agreement, Party A and Party B will make the following representations.
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It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)	Payee Representations. For the purpose of Section 3(f) of this Agreement, Party A and Party B make the representations specified below, if any:

(i)	Party A and Party B make no representation for the purpose of Section 3(f) of this Agreement.

(c)	Other representations: None made.

Part 3.	Agreement to Deliver Documents.

For the purpose of Sections 4(a)(i) and 4(a)(ii) of this Agreement, each party agrees to deliver the following documents, as applicable:

(a)	Tax forms, documents or certificates to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered

Each Party	Any document required or reasonably requested to allow the other party to make payments under the Agreement without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate.	Promptly upon reasonable demand by either party.

(b)	Other documents to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered	Covered by Section 3(d) Representation

Each Party	Evidence satisfactory in form and substance to the other party of (i) the authority of the signatory of the party to execute this Agreement and any Confirmation and (ii) list of the names, true signatures of the signatory of this Agreement or any Confirmation.	Upon execution of this Agreement	Yes

Each Party	A copy of the annual report for such party containing audited or certified financial statements for the most recently ended fiscal year and any unaudited quarterly financial statements.	As soon as reasonably practicable following a request by the other party. Party A financial statements can be found at www.bnc.ca.	No

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Part 4.	Miscellaneous.

(a)	Addresses for Notices. For the purpose of Section 12(a) of this Agreement:

Address for notices or communications to Party A:

Montreal
Address:	1155 Metcalfe Street, 19th floor
Montreal, Quebec, H3B 5G2
Attention:	Treasury Operations, Transit: 1640-1
Facsimile:	(514) 394-8219/8229	Telephone: (514) 394-8595
Electronic Messaging System Details: Swift BNDCCAMMIMM
(Only with respect to transactions through this Office)

London
Address:	71 Fenchurch Street, 11th floor
London, England EC3M 4HD
Attention:	Treasury Operations
Facsimile:	(44207) 265-6525	Telephone: (44207) 265-6502
Electronic Messaging System Details: Swift BNDCGB2L
(Only with respect to transactions through this Office)

New York
Address:	65 East 55th Street, 31st Floor
New York, New York 10022
Attention:	Treasury Operations
Facsimile:	(212) 632-8616	Telephone: (212) 632-8655
Electronic Messaging System Details: Swift BNDCUS33
(Only with respect to transactions through this office)

For any notices with respect to Section 5 and 6 of this Agreement for Party A:

Address:	1155 Metcalfe Street, 19th floor
Montreal, Quebec, H3B 5G2
Attention:	Legal Department
Facsimile:	(514) 394-6271	Telephone: (514) 394-7515
E-mail:	compteclientlegal@tres.bnc.ca

Address for notices or communications to Party B:

Pan Atlantic Bank and Trust Limited
Whitepark House, 1st Floor
Whitepark Road, St. Michael,
Barbados BB11135
Attention:	Robert Bourque
Facsimile:	(246) 228-1156	Telephone: (246) 436-9576
E-mail: rjbourque@pabt.bb

Notwithstanding Section 12(a) of this Agreement, service of legal process documents relating to this Agreement may not be delivered by facsimile or by electronic messaging system.

Notwithstanding Section 12 (a) of this Agreement, notice or other communication under Section 5 or 6 may be given by facsimile transmission

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(b)	Process Agent. For the purpose of Section 13(c) of this Agreement, neither party appoints a Process Agent.

(c)	Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)	Multibranch Party. For the purpose of Section 10(c) of this Agreement:

Party A is a Multibranch Party and may enter into a Transaction through any of the following Offices:

Montreal	London	New York

Party B is not a Multibranch Party.

(e)	Calculation Agent. The Calculation Agent is Party A, unless otherwise specified in a Confirmation in relation to the relevant Transaction. With respect to Section 5(a)(ii) of the Agreement, if a party hereto is designated as the Calculation Agent (as defined in the 2006 ISDA Definitions) for any Transaction, then Section 5(a)(ii) to the contrary notwithstanding, Breach of Agreement does not include any failure by that party to comply with its obligations as Calculation Agent and the sole remedy of the other party for such failure shall be the right, upon notice to the Calculation Agent, to designate a leading dealer as replacement Calculation Agent.

(f)	Credit Support Document. Details of any Credit Support Document:

In relation to Party A: the Credit Support Annex herein attached;

In relation to Party B: the Credit Support Annex herein attached;

(g)	Credit Support Provider. Credit Support Provider means in relation to Party A and Party B, none

(h)	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario (without reference to choice of law doctrine).

Jurisdiction. Section 13(b)(i) is hereby deleted and replaced by the following Section 13(b)(i):
“ (i) submits to the non-exclusive jurisdiction of the province of Ontario (Canada).”

The last paragraph of Section 13(b) is hereby deleted.

(i)	Netting of Payments. Subparagraph (ii) of Section 2(c) of this Agreement will not apply.

(j)	“Affiliate” will have the meaning specified in Section 14 of this Agreement.
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Part 5.	Other Provisions.

(a)	Definitions. Reference is hereby made to the 2006 ISDA Definitions (the «2006 Definitions») as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) or to any subsequent update being the then current version of the 2006 Definitions. Any terms used and not otherwise defined herein which are contained in the Definitions shall have the meaning set forth therein.

(b)	Equivalency Clause. For purposes of disclosure pursuant to the Interest Act (Canada), the yearly rate of interest to which any rate of interest payable under this Agreement, which is to be calculated on any basis other than a full calendar year, is equivalent may be determined by multiplying such rate by a fraction, the numerator of which is the number of days in the calendar year in which the period for which interest at such rate is payable ends and the denominator of which is the number of days comprising such other basis.

(c)	English Language. The parties hereto have requested that this Agreement and the Schedule be drafted in the English language and that all present and future Confirmations be drafted in the English language. Les parties aux présentes ont requis que cette convention et l’Annexe ainsi que toutes les présentes et futures confirmations soient rédigées en langue anglaise.

(d)	Transfer. Exception to the Transfer provisions of Section 7 is that consent to transfer shall not be unreasonably withheld.

(e)	Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(f)	Successors. This Agreement and all obligations of the parties hereunder shall be binding upon than respective successors and assigns and shall, together with the rights and remedies, inure to their benefit.

(g)	Indemnifiable Tax. The following is added at the end of the definition of «Indemnifiable Tax» in Section 14:

“Notwithstanding the foregoing, “Indemnifiable Tax” also means any Tax imposed in respect of a payment under this Agreement by reason of a Change in Tax Law by a government or taxing authority of a Relevant Jurisdiction of the party making such payment, unless the other party is incorporated, organized, managed and controlled or considered to have its seat in such jurisdiction, or is acting for purposes of this Agreement through a branch or office located in such jurisdiction.”

(i)	Section 6 of this Agreement is amended by the addition of the following new section 6(f):

(f) Set-Off Any Early Termination Amount payable to one party (the Payee) by the other party (the Payer), in circumstances where there is a Defaulting Party or where there is one Affected Party in the case where either a Credit Event Upon Merger has occurred or any other Termination Event in respect of which all outstanding Transactions are Affected Transactions has occurred, will, at the option of the Non-defaulting Party or the Non-affected Party, as the case may be, (“X”) (and without prior notice to the Defaulting Party or the Affected Party, as the case may be), be reduced by its set-off against any other amounts (“Other Amounts”) payable by the Payee to the Payer (whether or not arising under this Agreement, matured or contingent and irrespective of the currency, place of payment or booking office of the obligation). To the extent that any Other Amounts are so set off, those Other Amounts will be discharged promptly and in all respects. X will give notice to the other party of any set-off effected under this Section 6(f).
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For this purpose, either the Early Termination Amount or the Other Amounts (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

If an obligation is unascertained, X may in good faith estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) will be effective to create a charge or other security interest. This Section 6(f) will be without prejudice and in addition to any right of set-off, offset, combination of accounts, lien, right of retention or withholding or similar right or requirement to which any party is at any time otherwise entitled or subject (whether by operation of law, contract or otherwise).

(j)	Additional Representation will apply. For the purpose of Section 3 of this Agreement, the following will constitute an Additional Representation:

(i) Relationship Between Parties. Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

(1)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction, it being understood that information and explanations related to the terms and conditions of a Transaction will not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(2)	Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(3)	Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

(ii) Internal Policies. Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that the terms and conditions of such Transaction comply with all policies, procedures, by-laws or management directives of such party whether in force by resolution or otherwise. For greater certainty, the other party has no responsibility whatsoever to confirm compliance by such party with respect to any such policy, procedure, by-law or management directive whether it has knowledge of same or not.

(k)	Recording of Conversations. Each party (i) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties in connection with this Agreement or any potential Transaction, (ii) agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel and (iii) agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any Proceedings.

[THE REST OF THE PAGE IS BLANK]
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Please confirm your agreement to the terms of the foregoing Schedule by signing below.

	NATIONAL BANK OF CANADA		PAN ATLANTIC BANK AND TRUST LIMITED
	(Party A)		(Party B)

By:	/s/ Louis Cormier		By:	/s/ Peter A. Weatherhead
	Name:	LOUIS CORMIER		Name:	Peter A. Weatherhead
	Title:	Senior Manager Legal Documentation Financial Markets		Title:	Director
	Date:			Date:

By:	/s/ Francois Bourassa		By:	/s/ Douglas A. Newsam
	Name:	Francois Bourassa		Name:	Douglas A. Newsam
	Title:	Senior Manager (Supervisory) Trading and Structured Products		Title:	Director
	Date:			Date:
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